Exhibit 10.1

TWELFTH AMENDMENT TO

AMENDED AND RESTATED LOAN AGREEMENT

This Twelfth Amendment to Amended and Restated Loan Agreement (the “Twelfth Amendment”) is entered into effective as of November 20, 2014 by and between SUPERTEL HOSPITALITY, INC., a Maryland corporation (“Borrower”) and GREAT WESTERN BANK, a South Dakota corporation (“Bank”).

WHEREAS, on or about December 3, 2008, Borrower and Bank entered into that certain Amended and Restated Loan Agreement, pursuant to which Bank agreed to make certain Loans to Borrower (said Amended and Restated Loan Agreement as amended by any and all modifications or amendments thereto executed by Borrower and Bank are hereinafter referred to as the “Agreement”; terms used, but not defined herein, have the meanings set forth in the Agreement); and

WHEREAS, Borrower and Bank have agreed to amend certain terms and conditions in the Agreement.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

SECTION 1.  Amendment to Section 4.01 of the Agreement. Section 4.01(T) of the Agreement is hereby amended and restated in its entirety as follows:

(T)           Consolidated Leverage Ratio.  Borrower shall, at all times, maintain, a ratio of (a) total liabilities minus Preferred C and Warrant Derivatives to (b) Tangible Net Worth of not greater than 3.50 to 1.00, which shall be tested quarterly commencing with December 31, 2014 and each calendar quarter thereafter.  For purposes of this covenant:

•
“Tangible Net Worth” means the excess of (A) total assets over (B) total liabilities minus Preferred C and Warrant Derivatives, with total assets, total liabilities, and Preferred C and Warrant Derivatives each to be determined in accordance with generally acceptable accounting principles consistent with those applied in the preparation of the financial statements referred to in Section 4.01(D), excluding, however, from the determination of total assets: (i) goodwill, organizational expenses, research and development expenses, trademarks, trade names, copyrights, patents, patent applications, licenses and rights in any thereof, and other similar intangibles, (ii) treasury stock, (iii) cash held in a sinking or other analogous fund established for the purpose of redemption, retirement or prepayment of capital stock or Indebtedness, (iv) any write-up in the book value of any asset resulting from a revaluation thereof subsequent to the Closing Date, and (v) any items not included in clauses (i) through (iii) above which are treated as intangibles in conformity with general accepted accounting principles.

•
“Preferred C and Warrant Derivatives” means the non-cash derivative liabilities arising from (1) the Series C preferred shares of Borrower owned by IRSA that may be converted into shares of common stock of Borrower and (2) the warrants that are owned by IRSA and give IRSA the right to purchase shares of common stock of Borrower.

SECTION 2.  Waiver.  Bank hereby waives, on a limited one-time basis, compliance by Borrower with the Consolidated Leverage Ratio in Section 4.01(T) of the Agreement (as such Consolidated Leverage Ratio existed prior to this Twelfth Amendment), for the calendar quarter ending September 30, 2014.  Bank agrees that the failure by Borrower to comply with Section 4.01(T) of the Agreement as of September 30, 2014 shall not constitute an Event of Default under the Agreement; provided, however, that the foregoing waiver shall terminate and be of no further force or effect in the event any of the information given by Borrower to Bank in connection with the request for waiver shall have been materially incorrect.

SECTION 3.  Effectiveness.  The effectiveness of this Twelfth Amendment is subject to the condition precedent that Bank shall have received counterparts of this Twelfth Amendment duly executed by Borrower and Bank.

SECTION 4.  Representations and Warranties of Borrower.  Borrower represents and warrants as follows:

(a)	Borrower is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation.

(b)
The execution, delivery and performance by Borrower of this Twelfth Amendment and performance by Borrower of the Agreement, as amended hereby, are within Borrower’s powers, have been duly authorized by all necessary company action and do not contravene (i) Borrower’s articles of incorporation, or (ii) any law or any contractual restriction binding on or affecting Borrower, or result in, or require, the creation of any lien, security interest or other charge or encumbrance upon or with respect to Borrower’s properties, except as contemplated by the Agreement, as amended hereby.

(c)
No authorization, approval or other action by, and no notice to or filing with, any governmental authority or regulatory body is required for the due execution, delivery and performance by Borrower of this Twelfth Amendment or the Agreement, as amended hereby.

(d)
This Twelfth Amendment and the Agreement, as amended hereby, constitute legal, valid and binding obligations of Borrower enforceable against Borrower in accordance with their respective terms, except as may be limited by bankruptcy, insolvency or other similar laws affecting creditor’s rights in general or general principles of equity.

(e)
There is no pending or threatened action or proceeding affecting Borrower before any court, governmental agency or arbitrator, which may materially adversely affect the financial condition or operations of Borrower.

(f)	No Event of Default listed in Section 5.01 of the Agreement has occurred and is continuing.

SECTION 5.  Reference to and Effect on the Agreement.

(a)
On and after the date hereof, each reference in the Agreement to “this Agreement”, “hereunder” “hereof”, “herein” or words of like import shall mean and be a reference to the Agreement as amended hereby.

(b)	Except as specifically amended above, the Agreement shall remain in full force and effect and is hereby ratified and confirmed.

(c)
The execution, delivery and effectiveness of this Twelfth Amendment shall not, except as expressly provided herein, operate as a waiver of any right, power or remedy of Bank under the Agreement, nor constitute a waiver of any provision of the Agreement.

SECTION 6.  Execution in Counterparts.  This Twelfth Amendment may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which taken together shall constitute but one and the same instrument.

SECTION 7.  Governing Law.  This Twelfth Amendment shall be governed by, and construed in accordance with, the laws of the State of Nebraska, without regard to its principles of conflict laws.

SECTION 8.  Costs and Expenses.  Borrower agrees to pay on demand all costs and expenses in connection with the preparation, execution, delivery and administration of this Twelfth Amendment, including, without limitation, the reasonable fees and out-of-pocket expenses of counsel for Bank.

IN WITNESS WHEREOF, the undersigned have executed this Twelfth Amendment effective as of the first date written above.

BORROWER:
SUPERTEL HOSPITALITY, INC., a Maryland corporation

By:  /s/ Corrine L. Scarpello
Corrine L. Scarpello
Chief Financial Officer and Secretary

BANK:
GREAT WESTERN BANK, a South Dakota corporation

By:  /s/ Michael T. Phelps
Michael T. Phelps,
Vice President Business Banking